CEO’s 2010 Progress Letter to Shareholders

September 20, 2010

Haikou, CHINA – September 20, 2010 – Shiner International, Inc. (Nasdaq: BEST), today sent a letter from CEO Qingtao Xing to shareholders detailing the progress of its operations and new business developments including the completion of the construction on our new manufacturing facility in Hainan and new customer contracts. The Company has filed the Progress Letter with the SEC on Form 8-K and the following is a reprint of the letter in complete form:

Dear Shareholder,

I am pleased to report to you on our progress. Shiner International Inc launched the new fiscal year with several new products designed to meet the needs of the industries we serve.

Achievements in the First Half of 2010

During the first six months of 2010, the Company saw its business grow to more than 60 customers, with sales in excess of 800 tons of coated films, anti-counterfeit film, and tobacco film. As such, we decided that it was necessary to make investments in our operations and distribution to improve production and quality control, and position ourselves to gain market share both in China and internationally.

The first half of the year produced strong results for the Company and we remain on track, continuing to capture new business and generate improved earnings performance.

We have refocused our marketing and sales strategy to match our customer focused business strategy. For converters that use our films to make products for their customers, we have developed new innovative films that are equal or superior in quality to current films on the market but priced lower than the competition, which we believe will helps converter customers generate new business and increase sales. In China, our customers include leading food, consumer products, and tobacco companies. These customers are coming to Shiner looking for answers to their unique challenges and to reduce manufacturing costs while delivering fresher products to customers. For these customers, we are providing one-stop service in which we not only sell the film but also develop the production processes that produce the end packaging product.

Over the past twelve months, our product development engineers have developed material science-based solutions specifically designed to preserve freshness and avoid food contamination. As a result, we have either signed purchase agreements or are testing our products with some of China’s largest food producers and processors, including Shineway Group, the country’s largest sausage processor; Hsu Fu Chi, a leading producer of snack foods, and Want Want, a leading producer of crackers, beverages, and snack foods.

Investments in growth and leadership

Every company that manufactures or processes food products shares a need to protect those products, to keep them fresh, clean and safe from production to customer. That is the solution provided by flexible packaging. We seek to serve as a total packaging solutions partner to our customers, a resource they can draw on to minimize costs while enhancing packaging performance and elevating brand image. Our packaging materials provide barriers to oxygen, ultraviolet light, and moisture and are designed to withstand harsh distribution systems. They offer eye-catching graphics, provide convenience features, and can be designed to meet a host of other specific customer needs.

According to Euromonitor International's Packaging Industry in China Report (January 2009), the Chinese packaging industry has been growing steadily since the mid-1980s, with one of the highest growth rates in the international packaging arena. China's packaging industry remains the world's third largest packaging market, employing over three million people and worth over USD 81 billion. The packaging industry became China's 14th largest industry sector and contributes about 2.5% of the country's GDP. We estimate that USD 3 billion is related to food safety packaging for which we can provide a safer solution to replace existing packaging products. We believe the time to invest in growth and leadership is now, that’s why we’re accelerating some of our growth investments in the second half of this year.

We completed phase 1 of construction on our new manufacturing facility in Hainan in April 2010 and have successfully begun operations. The new facility in Hainan is a well-designed industrial park, with a total factory space of approximately 500,000 square feet. The new plant allows us to consolidate operations and processes from three separate locations into this central location; in return this provides immediate operational efficiencies, improved quality control and cost savings. We believe this new facility provides us with the opportunity to better serve international customers and puts Shiner in a better competitive position to win new business.

We relocated all manufacturing and R&D to this new facility in order to streamline the operational processes and improve operating efficiencies. We are able to produce a larger number of coatings and films, as well as print and laminate all in one facility using fewer personnel and a smaller management team, generating immediate savings. Also, the new facility allows us to meet strict international quality control standards, improves the brand image of our products among international customers and sets us apart from other Chinese producers.

New Customer Activity

Our key objective is to increase our sales and market penetration among leading food processors in China. In the developed markets of Japan, United States and Europe the use of coated film for food packaging is standard practice but in China this is a relatively new concept. Thanks to the new food laws and increased awareness of food safety, demand for coated film in China is becoming stronger. In China, we are currently the market leader for coated film used in food safety packaging and we estimate that we currently control approximately 50% of the market. We have developed products for clients that allow them to increase shelf life and freshness of their products while reducing waste and cost of packaging. For example, for Hsu Fu Chi we designed a simple structure film to replace a multiple layer structure. The previous packaging required that Hsu Fu Chi source the materials and services from multiple suppliers, and undergo two production processes, using almost twice the amount of material. The new packaging design requires less processing and no lamination, uses less material and produces less waste, while providing a longer shelf life and improved food protection, which in turn will save Hsu Fu Chi more than 30% in packaging costs as compared to the previous product.

Internationally we have also increased our sales efforts and over the first six months of the year large international companies such as UK Biscuit United and Nestlé in Europe have become users of our PU and UPA films through converter firms that convert our films into finished packaging products.

Moving Forward

We will have opened sales offices in Shanghai by the end of the third quarter, and in Hong Kong by the end of the fourth quarter, of this year. Our Shanghai sales office will focus on the domestic food safety packaging market and target China’s leading food processors. Our Hong Kong sales office will be a joint venture with an established distributor and will focus on developed markets such as Europe and North America. By the end of 2011, we plan to open at least six sales offices in China and eight sales offices overseas, in North America, Europe and Australia. These new sales offices will allow us to maintain closer relationships and contacts with the end users of our products, improving our responsiveness and our ability to gather intelligence and feedback.

As customers continue to look for vendors that can be a one-stop provider for all of their packaging needs and the market demands food products that are convenient and safe; we feel that we have an opportunity to vertically integrate our business further through complementary acquisitions in China. The flexible packaging industry in China is highly fragmented and is dominated by a collection of small companies which typically succeed by serving a niche market. We will seek acquisitions that enhance our position in food safety packaging and that provide us with advanced technologies, control over key raw materials, and access to large customers.

Next, we are proceeding with the build out of a new interactive internet customer service portal for customers to communicate directly with our technical staff. This will allow us to collect information directly from end users rather than resellers and vendors and allow us to communicate and build stronger relationships with the end users of our products. We expect to launch the online system during the fourth quarter of 2010.

As we reposition our firm in the United States and Europe as a leading solution provider to food companies and introduce our advanced coated films, we are expanding the number and scale of our customer events as a way to make the market aware of our products and technical abilities. In October, we will have a booth at the PACK EXPO International trade show in Chicago.  This trade show attracts attendees from a broad range of industries, including the Beverage, Chemical/Household, Cosmetic/Personal Care, Food & Related Products, and Pharmaceutical industries.  I will be attending this event myself and we will use the trade show as an opportunity to update our customers on our brand new manufacturing facilities in Hainan and our upgraded quality control process, as well as announce any new product developments.

In 2011, we plan to exhibit at the Interpack 2011 trade show in Germany. Interpack is the largest packaging trade show in the world, held every three years, lasting for seven days and attracting over 170,000 worldwide visitors.

Outlook

We believe that there are several positive trends that will continue to accelerate our growth.  Consumer demand for packaged goods that which offer convenience, quality, aesthetics and lifestyle branding will grow as Chinese consumers find themselves with increasing disposable income and more purchases will be made in supermarkets and away from wet markets and small independent food stores, leading to greater demand for sustainable food packaging . We are well positioned to take advantage of these trends by providing retail food and consumer goods manufacturers with customized flexible packaging.

Our increased manufacturing capacity and state of the art technology combined with our high quality R&D capabilities allows us to meet the needs of large customers while continuing to offer improved products and solutions. Our expanding sales network and partnerships provide the capability to serve customers globally. We believe that Shiner is well positioned for improved operating results in the years ahead as we position ourselves for the marketplace changes that are occurring.

This is an exciting period for Shiner and I would like to express my gratitude to you, our shareholders, for your continued trust and support. The entire Shiner team deserves a special acknowledgement for their dedication and hard work, as do our directors for their continued leadership. We will continue to share with our shareholders exactly what we are doing and seeing in the market. We appreciate your trust in the progress of the Company, and welcome your additional participation. And if you look at our opportunities, they are very large and in key growth areas.

Yours sincerely,

Qingtao Xing
Chief Executive Officer
Shiner International, Inc.

About Shiner International, Inc.
Shiner International, Inc., (Nasdaq: BEST) is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used in various industries, such as bakery, beverage, candy/confections, cheese, cosmetics/personal, compact discs, dairy, fruits/vegetables, nuts, pharmaceuticals, and tobacco. The Company’s flexible packaging is designed to preserve texture, flavor, hygiene, and safety of the products from factory to store shelf. It serves consumer products manufacturers, distributors, printers, and converters located in China, Southeast Asia, Europe, and North America. The Company was founded in 1990 and is headquartered in Haikou China.

Contact North America Investor Relations:
Dave Gentry
RedChip Companies, Inc.
(800)733-2447 Ext.104
info@redchip.com
or
ir@shinerinc.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.